Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Chris Malecek
Vice President, Chief Financial Officer & Treasurer	Weber Shandwick
Tennant Company	952-346-6181
763-540-1553

TENNANT REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.28

Excluding Unusual Items, Earnings Per Share Total $0.22

MINNEAPOLIS, Minn., April 23, 2003 — Tennant Company (NYSE:  TNC) today reported net earnings of $2.5 million, or $0.28 per diluted share, on net sales of $113.1 million for the quarter ended March 31, 2003.

                The company’s first quarter results include a pre-tax gain of approximately $2.9 million ($1.8 million after tax, or $0.20 per share) resulting from the previously announced amendment of a contract with a third-party lessor.  Amendment of this contract resulted in the company’s recognition in the first quarter of $6.4 million of revenue that had previously been deferred.  In addition, the company’s first quarter results include a pre-tax charge of $2.0 million ($1.2 million after tax, or $0.14 per share) related to a previously announced decision to dissolve a joint venture.  Excluding unusual items, the company’s first quarter net earnings totaled $1.9 million, or $0.22 per diluted share, on net sales of $106.7 million.

                In the comparable 2002 period, Tennant reported a net loss of $1.4 million, or $0.16 per diluted share, on net sales of $96.4 million.  In its 2002 first quarter, Tennant recorded pre-tax unusual charges of $4.5 million ($3.3 million after tax, or $0.37 per diluted share) related to restructuring actions in North America and Europe.  Excluding these unusual charges, Tennant’s 2002 first quarter net earnings totaled $1.9 million, or $0.21 per diluted share.

                Janet M. Dolan, Tennant Company’s president and chief executive officer, said that new products and sales of cleaning equipment for commercial applications enabled the company to deliver a 5.6 percent increase in first quarter revenues despite the difficult economic environment.  “Sales of our Centurion™ street sweeper were a major contributor to revenue growth in the first quarter,” said Dolan.  “In addition, in North America our sales of equipment for commercial cleaning applications grew at a double-digit rate as we continued to direct our marketing and sales efforts at areas less affected by the prolonged downturn in the industrial sector.  Our profitability, however, continues to be adversely affected by lower volumes for our higher margin industrial cleaning equipment.”

                Dolan said that Tennant has not yet seen signs of a meaningful recovery in capital spending by customers in the industrial sector and that the prevailing uncertainty in the global economy makes forecasting future performance extraordinarily challenging.  “In this environment, we will continue to focus on improving our operating effectiveness, expanding our presence in Europe and investing in the development of breakthrough new products that set us apart from competitors.  Assuming neither a meaningful economic recovery this year nor any significant further deterioration in business conditions, we currently expect to report 2003 earnings per share of $1.43 to $1.76,” said Dolan.

                This guidance includes the effects of previously cited unusual items, as well as the balance of the estimated remaining charges of up to $0.03 per share that may be taken later this year resulting from the dissolution of the joint venture noted above.  Excluding these unusual items, the company expects its 2003 earnings per share to range from $1.40 to $1.70.

Review of Results

                Excluding the impact of the recognition of previously deferred revenues noted above, Tennant’s consolidated net sales for the 2003 first quarter increased 10.7 percent compared with the 2002 period.  Excluding the deferred revenues and foreign currency exchange effects, consolidated net sales for the 2003 first quarter increased 5.6 percent compared with the 2002 period.  The increase resulted primarily from sales of the company’s Centurion™ street sweeper, which began shipping in the second quarter of 2002, and growth in the sales of equipment for commercial cleaning applications.

                Foreign currency exchange effects, primarily the weakness of the U.S. dollar compared with the Euro, yen and Canadian and Australian dollars, increased net sales by approximately $4.9 million and earnings per share by approximately $0.03 in the 2003 first quarter.

                Operating profit for the 2003 first quarter totaled $4.2 million compared with an operating loss of $1.5 million in the 2002 first quarter.  Excluding unusual items in both periods, 2003 first quarter operating profit totaled $3.2 million compared with $3.0 million in the 2002 period.  The benefits of the higher sales volume and favorable foreign currency exchange effects in the 2003 first quarter were partially offset by the effects of the unfavorable sales mix, an increase in research and development spending, higher logistics costs and additional expenses related to the expansion of European sales and service coverage.

                “Despite the prolonged slowdown in the industrial economy, we continue to invest in the future,” said Dolan.  “The increase in research and development spending, higher logistics costs and investments in our European sales and service infrastructure all reflect our focus on strengthening our competitive position during the current downturn,” said Dolan.  “Our R&D investments have produced breakthrough products such as our Centurion™ street sweeper and award-winning FaST™ Foam Scrubbing Technology.  Our logistics actions in 2003 should yield a more efficient, responsive and scalable North American distribution system in 2004 and beyond.  Finally, the investment in our sales and service organizations will allow us to extend our coverage in Europe.”

                In North America, 2003 first quarter net sales totaled $81.2 million.  Excluding the impact of the recognition of previously deferred revenues, 2003 first quarter sales in North America totaled $74.8 million, up 6.1 percent compared with the 2002 first quarter.  The increase resulted from sales of the Centurion™ street sweeper, growth in sales of equipment for commercial cleaning and higher revenues from aftermarket parts and service.  The increases in these areas more than offset a double-digit decline in sales of equipment for industrial cleaning.

                In Europe, 2003 first quarter net sales totaled $21.7 million compared with $17.6 million in the prior year period.  Excluding foreign currency exchange effects of approximately $3.9 million, 2003 first quarter net sales in Europe increased 1 percent compared with the 2002 first quarter, reflecting continued weakness in European economies.

                In Tennant’s other international markets, 2003 first quarter net sales totaled $10.2 million compared with $8.3 million in the 2002 period.  Excluding foreign currency exchange effects of approximately $600,000, 2003 first quarter net sales in other international markets increased 16 percent compared with the first quarter of 2002.  The increase resulted from stronger sales in Japan and a large order from an export market customer.

                The company’s order backlog at March 31, 2003 totaled $15 million compared with $8 million at December 31, 2002 and $10 million at March 31, 2002.

Company Profile

                Minneapolis-based Tennant Company (NYSE:  TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining floors in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors.  Tennant’s global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich. and Uden, The Netherlands and sells products directly in 10 countries and through distributors in more than 50 others.  For more information, visit www.tennantco.com.

                This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events.  Any such expectations or forecasts of future events are subject to a variety of factors.  These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve.  Particular risks and uncertainties presently facing us include:  the ability to implement our plans to increase worldwide operational efficiencies; the success of new products; geo-political and economic uncertainty throughout the world; changes in tax laws and regulations; inflationary pressures; the potential for increased competition in our business from competitors that have substantial financial resources; the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; and our plan for growth.  We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown.  For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

                We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time.  It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2003			2002
	Reported	Unusual Items	Excluding Unusual Items	Reported	Unusual Items	Excluding Unusual Items
Net sales	$113.1	$6.4	$106.7	$96.4	$—	$96.4
Cost of sales	69.3	4.8	64.5	57.7	.5	57.2
Gross Profit	43.8	1.6	42.2	38.7	(.5)	39.2
Gross margin	38.7%		39.6%	40.1%		40.7%

Research and development expenses	4.2	—	4.2	3.8	—	3.8
Selling and administrative expenses	35.4	.6	34.8	32.4	—	32.4
Restructuring charges	—	—	—	4.0	4.0	—
Total operating expenses	39.6	.6	39.0	40.2	4.0	36.2

Profit (loss) from operations	4.2	1.0	3.2	(1.5)	(4.5)	3.0
Operating margin	3.7%		3.0%	(1.6% )		3.1%

Interest income (expense), net	.1	—	.1	.1	—	.1
Other income (expense)	—	—	—	—	—	—

Earnings (loss) before income taxes	4.3	1.0	3.3	(1.4)	(4.5)	3.1
Income tax expense (benefit)	1.8	.4	1.4	—	(1.2)	1.2

Net earnings (loss)	$2.5	$.6	$1.9	$(1.4)	$(3.3)	$1.9

Basic EPS	$0.28	$0.06	$0.22	$(0.16)	$(0.37)	$0.21

Diluted EPS	$0.28	$0.06	$0.22	$(0.16)	$(0.37)	$0.21

Average number of shares (diluted)	9.00		9.00	9.02		9.02

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

(In millions)	2003	2002
	Mar. 31	Dec. 31	Mar. 31
ASSETS
Cash and cash equivalents	$10.1	$16.4	$16.1
Net receivables	78.6	77.8	75.7
Inventories	56.9	58.9	49.2
Deferred income taxes and other current assets	9.5	9.7	9.4

Total current assets	155.1	162.8	150.4

Net property, plant and equipment	63.0	69.2	71.8
Deferred income taxes, long-term portion	3.7	3.7	5.5
Intangible assets	17.2	17.7	16.3
Other assets	3.1	2.8	3.8
Total assets	$242.1	$256.2	$247.8

	2003	2002
	Mar. 31	Dec. 31	Mar. 31
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$6.1	$15.0	$11.2
Accounts payable, accrued expenses and deferred revenue	49.8	55.4	50.4

Total current liabilities	55.9	70.4	61.6

Long-term debt	5.0	5.0	12.7
Long-term employee benefits	27.2	26.7	26.8
Shareholders’ equity	154.0	154.1	146.7
Total liabilities and shareholders’ equity	$242.1	$256.2	$247.8

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)	Three Months Ended March 31
	2003	2002	Percent Change
North America(2)	$81.2	$70.5	15.2%
Europe	21.7	17.6	23.3%
Other International	10.2	8.3	22.9%

Total(3)	$113.1	$96.4	17.3%

(1)          Net of intercompany sales.

(2)          2003 North America net sales includes $6.4 million related to an amendment of a contract with a third-party lessor.  This revenue had previously been deferred.

(3)          Excluding the benefits from the $6.4 million impact of the third-party lessor contract amendment and $4.9 million of foreign currency exchange effects, total net sales increased 5.6%.

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Three Months Ended March 31
	2003	2002
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings (loss)	$2.5	$(1.4)

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	3.5	4.3
Changes in operating assets and liabilities	(2.9)	(2.8)
Other, net	(3.4)	0.5
Net cash flows related to operating activities	(0.3)	0.6

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(2.0)	(3.0)
Proceeds from disposals of property, plant and equipment	2.1	0.4
Net cash flows related to investing activities	0.1	(2.6)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Net changes in short-term borrowings	(2.6)	(2.3)
Purchase of common stock	(1.4)	(1.6)
Dividends to shareholders	(1.9)	(1.8)
Net cash flows related to financing activities	(5.9)	(5.7)

Effect of exchange rates on cash	(0.2)	—

Net decrease in cash and cash equivalents	(6.3)	(7.7)

Cash and cash equivalents at beginning of year	16.4	23.8

Cash and cash equivalents at end of period	$10.1	$16.1